Exhibit 10.122
LOCAL MARKETING AGREEMENT
     THIS LOCAL MARKETING AGREEMENT (“Agreement”), made as of this 1st day of January, 2008, by and between South Broadcasting System, Inc., a Delaware corporation (“Licensor”) and Spanish Broadcasting System, Inc., a Delaware corporation (“Licensee” or “Programmer”).
     WHEREAS, Licensor owns and operations Radio Station 106.3 WZMQ-FM, Key Largo, Florida, Facility ID #61646, (the “Station”), pursuant to authorizations issued by the Federal Communications Commission (“FCC”).
     WHEREAS, the Programmer wishes to broker from Licensor time on the Station to provide programming that is in conformity with Station’s policies and procedures, FCC policies for time brokerage arrangements, and the provisions hereof.
     WHEREAS, Programmer agrees to broker time on the Station in order to broadcast such programming of its selection that is in conformity with all rules, regulations and policies of the FCC, subject to Licensor’s full authority to manage and control the operation of the Station.
     WHEREAS, Programmer and Licensor agree to cooperate to make this Agreement work to the benefit of the public and both parties and as contemplated in this Agreement.
     NOW, THEREFORE, in consideration of the above recitals and mutual promises and covenants contained herein, the parties, intending to be legally bound, agree as follows:
SECTION 1. STATION AIR TIME AND SALE OF TIME
          1.1 Representations. Both Programmer and Licensor represent that they are legally qualified, empowered and able to enter into this Agreement and that the execution, delivery and performance hereof shall not constitute a breach or violation of any material agreement, contract or other obligation to which either party is subject or by which it is bound.
          1.2 Effective Date; Term. The effective date of this Agreement shall be January 1, 2008 (“Effective Date”). This Agreement shall continue in full force and effect for an initial term ending on December 31, 2008 (the “Initial Term”), unless otherwise extended or terminated as set forth herein. Programmer shall have the absolute right at its sole discretion to extend the Initial Term for three years (the “Option Term”) by providing Licensor written notice of its intent to exercise its option to renew at least 120 days prior to the expiration of the Initial Term. For the period commencing 120 days prior to the expiration of the Option Term, the parties agree to negotiate in good faith for any subsequent extension thereof. Reference to the Term of this Agreement shall include any extension hereof.
          1.3. Scope. During the term of this Agreement and any renewal thereof, Licensor shall make available to Programmer broadcast time upon the Station as set forth in this Agreement. Programmer shall deliver such programming, at its expense, to the Station’s transmitter facilities or other authorized remote control points as reasonably designated by Licensor and shall use Programmer’s content, brands and logos in connection with the promotion of the Station. Subject to Licensor’s reasonable approval, as set forth in this Agreement,

Programmer shall provide programming of Programmer’s selection complete with commercial matter, news, public service announcements and other suitable programming (the “Programming”) to the Licensor for up to 168 hours a week, except for: (i) downtime occasioned by routine maintenance consistent with prior practice; (ii) between 6:00 a.m. and 7:00 a.m. on Sunday mornings and at other times mutually agreeable to Licensor and Programmer during which time Licensor may broadcast programming designed to address the concerns, needs and issues of the Station’s listeners; (iii) times when Programmer’s programs are not accepted or are preempted by Licensor in accordance with this Agreement; and (iv) times when the Station is not broadcasting because of Force Majeure Events (as defined below).
          1.4. Advertising and Programming Revenues. During the Initial Term, the Option Term and any extension thereof, Programmer shall have full authority to sell for its own account commercial time on the Station and to retain all revenues from the sale of such advertising within the Programming it provides to Licensor. Programmer shall be responsible for payment of the commissions due to any national sales representative engaged by it for the purpose of selling national advertising which is carried during the Programming it provides to Licensor.
          1.5 Consideration. In consideration of the rights granted under this Agreement, Programmer shall pay to Licensor certain of Licensor’s costs as provided in Attachment I hereto.
          1.6 Licensor Representation and Warranties. Licensor represents and warrants that Licensor owns and holds or will hold all licenses and other permits and authorizations necessary for the operation of the Station, and such licenses, permits and authorizations are and will be in full force and effect throughout the term of this Agreement. There is not now pending, or to Licensor’s best knowledge, threatened, any action by the FCC or by any other party to revoke, cancel, suspend, refuse to renew or modify adversely any of such licenses, permits or authorizations. Licensor is not in material violation of any statute, ordinance, rule, regulation, policy, order or decree of any federal, state or local entity, court or authority having jurisdiction over it or the Station, which would have an adverse effect upon the Licensor, the Station or upon Licensor’s ability to perform this Agreement. All reports and applications required to be filed with the FCC or any other governmental body have been, and during the term of this Agreement, will be filed in a timely and complete manner. Except as provided in Section 6 hereof, during the term of this Agreement, Licensor shall not dispose of, transfer, assign or pledge any of licensee’s assets and properties except with the prior written consent of the Programmer, if such action would adversely affect Licensor’s performance hereunder or the business and operations of Licensor or the Station permitted hereby.
          1.7 Contracts. Programmer will enter into no third-party contracts, leases or agreements which will bind Licensor in any way except with Licensor’s prior written approval, such approval shall not be unreasonably withheld, conditioned or delayed.

SECTION 2. OBLIGATIONS AND RIGHTS OF LICENSEE
     Programmer acknowledges and agrees and Licensor is and shall remain responsible for operating the Station in the public interest and controlling the day-to-day operations of the Station in conformance with its FCC licenses, permits and authorizations. Without limiting the generality of the foregoing, Licensor and Programming agree as follows:
          2.1 Licensor’s Absolute Right to Reject Programming. Licensor shall have the absolute right to reject any Programming, including advertising announcements or other material, which Licensor reasonably believes to be unsatisfactory, unsuitable or contrary to the public interest and the Communications Act of 1934, as amended (the “Communications Act”), or the FCC’s rules, regulations and policies (the “Rules,” and together with the Communications Act, the “Communications Laws”). Licensor reserves the right to refuse to broadcast any Programming containing matter that Licensor in its sole discretion believes is, or may be determined by the FCC or any court or other regulatory body with authority over Licensor or the Station to be, violative of any right of any third party or indecent, obscene or profane. Licensor may take any other actions necessary to ensure the Station’s operation complies with the laws of the United States, the laws of the State of Florida, the Communications Laws (including the prohibition on unauthorized transfers of control), and the rules, regulations and policies of other federal government authorities, including the Federal Trade Commission and the Department of Justice. Licensor may suspend, cancel or refuse to broadcast any portion of the Programming pursuant to this Section 2.1 without relieving Programmer of its obligations pursuant to Section 1.6 herof. Programmer recognizes that the Licensor has full authority to control the operation of the Station. The parties agree that Licensor’s authority includes, but is not limited to, the right to reject or refuse such portions of the Programmer’s Programming. Programmer shall have the right to change the programming supplied to Licensor and shall give Licensor at least twenty-four (24) hours notice of substantial and material changes in such programming.
          2.2 Licensor’s Right to Preempt Programming for Special Events and Public Interest Programming. Licensor shall have the absolute right to preempt Programming in order to broadcast a program deemed by Licensor, in its sole discretion, to be of greater national, regional, or local public interest or significance, and to use part or all of the hours of operation of the Station for the broadcast of events of special importance. In all such cases, Licensor will use its best efforts to give Programmer reasonable advance notice of its intention to preempt any regularly scheduled programming. Licensor may preempt the Programming under this Section 2.2 without relieving Programmer of its obligations pursuant to Section 1.6 hereof.
          2.3 Licensor’s Public Service Programming. Licensor may broadcast public service programming at the times set forth in Section 1.3 hereof and at such other times as the parties may agree.
          2.4 Political Advertising, Public File, Etc. The parties acknowledge that Licensor is ultimately responsible for complying with the Communications Laws with respect to (a) the carriage of political advertisements and programming (including, without limitation, the rights of candidates and, as appropriate, others to equal opportunities, lowest unit charge and reasonable access); (b) the broadcast and nature of public service programming; (c) the maintenance of political and public inspection files and the Station’s logs; (d) the ascertainment of issues of community concern; and (e) the preparation of all quarterly issues/programs lists.

          2.5 Maintenance and Repair of Transmission Facilities. Licensor shall use commercially reasonable efforts to maintain the Station’s transmission equipment and facilities, including the antennas, transmitters and transmission lines, in good operating condition, and Licensor shall continue to contract with local utility companies for the delivery of electrical power to the Station’s transmitting facilities at all times in order to ensure operation of the Station. Licensor shall undertake such repairs as are necessary to maintain full-time operation of the Station with its maximum authorized facilities as expeditiously as reasonably possible following the occurrence of any loss or damage preventing such operation.
          2.6 Main Studio. Licensor shall maintain and staff the main studio for the Station as required under the Communications Laws.
          2.7 Staffing Requirements. Licensor will be in full compliance with the main studio staff requirements as specified by the FCC.
SECTION 3. OBLIGATIONS AND RIGHTS OF PROGRAMMER
     Programmer shall not take any action, or omit to take any action, inconsistent with Licensor’s obligations under the Communications Laws to retain ultimate responsibility for the programming and technical operations of the Station. Without limiting the generality of the foregoing, Programmer agrees as follows:
          3.1 Compliance with Laws and Station’s Policies. Programmer has advised Licensor of the nature of its Programming. Programmer will make no material changes in the Programming after the Effective Date without the prior written consent of Licensor, which shall not be unreasonably withheld. All Programming shall conform in all material respects to all applicable provisions of the Communications Laws, all other laws or regulations applicable to the broadcast of programming by the Station, and the programming regulations prescribed in Schedule 3.1 hereto. At no time during the term of this Agreement shall Programmer or its employees or agents represent, hold out, describe or portray Programmer as the licensee of the Station.
          3.2 Cooperation with Licensor. Programmer, on behalf of Licensor, shall furnish within the Programming all Station identification announcements required by the Communications Laws, and shall, upon request by Licensor, provide (a) information about Programming that is responsive to the public needs and interests of the area served by the Station so as to assist Licensor in the preparation of any required programming reports and (b) other information to enable Licensor to prepare other records, reports and logs required by the FCC or other local, state or federal governmental agencies. Programmer shall maintain and deliver to Licensor all records and information required by the FCC to be placed in the public inspection file of the Station pertaining to the broadcast of political programming and advertisements, in accordance with the provisions of Sections 73.1943 and 73.3526 of the Rules and The Bipartisan Campaign Reform Act of 2002, and agrees that broadcasts of sponsored programming addressing political issues or controversial subjects of public importance will comply with the provisions of Section 73.1212 of the Rules. See Section 5. Programmer shall cooperate with Licensor to ensure compliance with the Rules regarding Emergency Alert System tests and alerts.

          3.3 Payola and Plugola. Programmer shall provide to Licensor in advance any information known to Programmer regarding any money or other consideration which has been paid or accepted, or has been promised to be paid or to be accepted, for the inclusion of any matter as a part of any Programming or commercial material to be supplied to Licensor by Programmer for broadcast on the Station, unless the party making or accepting such payment is identified in the program as having paid for or furnished such consideration in accordance with the Communications Laws. Commercial matter with obvious sponsorship identification will not require disclosure beyond the sponsorship identification contained in the commercial copy. Programmer shall at all times endeavor to proceed in good faith to comply with the requirements of Sections 317 and 507 of the Communications Act and the related Rules. Programmer agrees annually, or more frequently at the request of the Licensor, to execute and provide Licensor with a Payola Affidavit from each of its employees involved with the Station substantially in the form attached hereto as Attachment III.
          3.4 Handling of Communications. Programmer shall provide Licensor with the original or a copy of any correspondence from a member of the public relating to the Programming to enable Licensor to comply with the requirements of the Communications Laws, including those regarding the maintenance of the public inspection file. Licensor shall not be required to receive or handle mail, facsimiles, emails or telephone calls in connection with the Programming unless Licensor has agreed to do so in writing. Licensor shall promptly forward to Programmer all correspondence, payments, communications or other information and/or documents which it receives and which relate to the Programming, including without limitation, invoices, billing inquiries, checks, money orders, wire transfers, or other payments for services or advertising.
          3.5 Compliance with Copyright Act. Programmer shall not broadcast any material on the Station in violation of the Copyright Act or the rights of any person. All music supplied by Programmer shall be (a) licensed by a music licensing agent such as ASCAP, BMI, or SESAC; (b) in the public domain; or (c) cleared at the source by Programmer. Licensor shall not be obligated to pay any music licensing fees or other similar expenses required in connection with the material broadcast by Programmer on the Station.

          3.6 Programmer’s Employees. Programmer shall be responsible for the artistic personnel and material for the production of the Programming to be provided under this Agreement. Programmer shall employ and be responsible for the salaries, taxes, insurance and related costs for all of its own personnel and facilities used in fulfillment of its rights and obligations under this Agreement.
          3.7 Programmer Responsibility to Pay Certain Expenses. In addition to those costs referred to in Section 1.6 hereof, to the event not already covered by Section 1.6, Programmer shall pay for all costs associated with production and listener responses, including telephone costs, fees to ASCAP, BMI and SESAC, any other copyright fees, and all other costs or expenses attributable to the Programming that is delivered by Programmer for broadcast on the Station. Programmer shall also pay all ordinary maintenance and repair costs for the studio and studio equipment used by Programmer in the production of the Programming. Programmer shall maintain at its expense and with reputable insurance companies reasonably acceptable to Licensor, commercially reasonable coverage for broadcaster’s liability insurance, worker’s compensation insurance and commercial general liability insurance. Licensor shall be named as an additional insured on such policies, and such policies shall not be terminable without notice to Licensor and an opportunity to cure any default thereunder. Programmer shall deliver to Licensor on or before the Effective Date, and thereafter upon request, current certificates establishing that such insurance is in effect.
          3.8 Broadcast Station Programming Policy Statement. Licensor has adopted and will enforce a Broadcast Station Programming Policy Statement (the “Policy Statement”), a copy of which appears as Attachment II hereto and which may be amended in a reasonable manner from time to time by Licensor upon notice to Programmer. Programmer agrees and covenants to comply in all material respects with the Policy Statement, to all rules and regulations of the FCC, and to all changes subsequently made by Licensor or the FCC. Programmer shall furnish or cause to be furnished the artistic personnel and material for the programming as provided by this Agreement and all programming shall be prepared and presented in conformity with the rules, regulations and policies of the FCC and with the Policy Statement set forth in Attachment II hereto. All advertising spots and promotional material or announcements shall comply with applicable federal, state and local regulations and policies and shall be produced in accordance with quality standards established by Programmer. If Licensor reasonably determines that a programming supplied by Programmer is unsatisfactory or unsuitable or contrary to the public interest, or does not comply with the Policy Statement it may, upon prior written notice to Programmer, suspend or cancel such programming without liability to Programmer. Licensor will use all reasonable efforts to provide such written notice to Programmer prior to the suspension or cancellation of such programming.
          3.9 Cooperation on Programming. Licensor shall, on a regular basis, cooperate with Programmer to assess the issues of concern to its community and address those issues in its public service programming. Programmer, in cooperation with Licensor, will endeavor to ensure that programming responsive to the needs and interests of the community of license and surrounding area is broadcast, in compliance with applicable FCC requirements. Licensor will describe those issues and the programming that is broadcast in response to those issues and place issues/programs lists in the Station’s public inspection files as required by FCC rules. Further, Licensor may request, and Programmer shall provide, information concerning such of Programmer’s programming as is responsive to community issues so as to assist Licensor in the satisfaction of its public service programming obligations.

SECTION 4. INDEMNIFICATION
          4.1 Programmer’s Indemnification. Programmer shall indemnify and hold harmless Licensor from and against any and all claims, losses, costs, liabilities, damages, forfeitures and expenses (including reasonable legal fees and other expenses incidental thereto) of every kind, nature and description (collectively, “Damages”) resulting from (i) Programmer’s breach of any representation, warranty, covenant or agreement contained in this Agreement, or (ii) any action taken by Programmer or its employees and agents with respect to the Station, or any failure by Programmer or its employees and agents to take any action with respect to the Station, including, without limitation, Damages relating to violations of the Communications Laws, libel, slander, defamation, invasion of privacy, copyright, trademark or other claims relating to Programming provided by Programmer and Programmer’s broadcast and brokerage of time on the Station.
          4.2 Licensor’s Indemnification. Licensor shall indemnify and hold harmless Programmer from and against any and all claims, losses, consents, liabilities, damages, FCC forfeitures and expenses (including reasonable legal fees and other expenses incidental thereto) of every kind, nature and description, arising out of Licensor’s operations and broadcasts to the extent permitted by law and any action taken by the Licensor or its employees and agents with respect to the Station, or any failure by Licensor or its employees and agents to take any action with respect to the Station.
          4.3 Limitation. Neither Licensor nor Programmer shall be entitled to indemnification pursuant to this section unless such claim for indemnification is asserted in writing delivered to the other party.
          4.4 Challenge. If this Agreement is challenged at the FCC, whether or not in connection with the Station’s license renewal applications, counsel for the Licensor and counsel for the Programmer shall jointly defend the Agreement and the parties’ performance thereunder throughout all FCC proceedings at the sole expense of the Programmer. If portions of this Agreement do not receive the approval of the FCC Staff, then the parties shall amend the Agreement as necessary to satisfy the FCC Staff s concerns or, at Programmer’s option and expense, seek reversal of the Staff s decision and approval from the full FCC or appeal the decision in the appropriate federal court.
SECTION 5. ACCESS TO BROKER MATERIALS AND CORRESPONDENCE
          5.1 Political Advertising. Programmer shall cooperate with Licensor to assist Licensor in complying with all Rules regarding political broadcasting. Licensor shall promptly supply to Programmer, and Programmer shall promptly supply to Licensor, such information, including all inquiries concerning the broadcast of political advertising, as may be necessary to comply with the Rules, including the lowest unit rate, equal opportunities, reasonable access, political file and related requirements of federal law. Licensor, in consultation with Programmer, shall develop a statement which discloses its political broadcasting policies to political candidates, and Programmer shall follow those policies and rates in the sale of political programming and advertising. In the event that Programmer fails to satisfy the political broadcasting requirements under the Communication Laws and such failure inhibits Licensor in its compliance with the political broadcasting requirements of the FCC, then to the extent reasonably necessary to assure such compliance, Programmer shall release broadcast time and/or advertising availabilities to Licensor at no cost to Licensor; provided, however, that all revenues realized by Licensor as a result of such a release of advertising time shall be immediately paid to Programmer.
SECTION 6. RIGHT OF FIRST NEGOTIATION AND REFUSAL
          6.1 Right of First Negotiation. In the event that Licensor, or any of its assignees intends to sell, transfer, convey or dispose, including dispositions by merger or consolidation the assets or stock of the Station (a “Transfer”), to a third party after the date hereof, Licensor shall notify Programmer of such intention and thereafter permit Programmer to negotiate with Licensor in good faith for a period of at least ten (10) business days following the notice described above (the “Negotiation Period”). During the Negotiation Period, Licensor shall not Transfer to, or negotiate for the Transfer of the Station with, any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, or limited liability company (including any subdivision or ongoing business of any such entity) (“Person”). Upon the expiration of the Negotiation Period, but subject to Section 6.2 below, the Licensor shall be free to Transfer and negotiate for the Transfer of the Station for a period of one year from the expiration of the Negotiation Period to any Person at a price and upon terms and conditions mutually agreeable to Licensor and such Person. Such one-year period shall be extended until the consummation of the Transfer if a binding agreement for such Transfer is entered into during the one-year period, but the consummation of such transfer occurs after the termination of the one-year period.
          6.2 Right of First Refusal to Match Competing Offer. In the event that Licensor or any of its assignees receive at any time, a bona fide offer from a third party to purchase the Station, then Programmer shall have the right of first refusal to match and/or exceed the terms of any offer to acquire the Station by any third party prior to Licensor entering into a definitive Transfer agreement with respect to the Station. For the purpose of this paragraph, “right of first refusal” shall mean that prior to entering into any Transfer agreement with a third party, Licensor shall provide Programmer with a copy of such offer, which Licensor is then prepared to accept from such third party, and Programmer shall have the right, within ten (10) business days of such notice, to offer to agree in writing to acquire the Station on economic terms and conditions equal or superior to those offered to Licensor, in which event Licensor shall enter into a Transfer agreement with Programmer on such terms and conditions. If Programmer does not offer to agree to enter into such a Transfer agreement within a ten (10) business day period, then Licensor shall be free to accept such offer and enter into an agreement with the third party on the such terms and conditions.

SECTION 7. TERMINATION AND REMEDIES UPON DEFAULT
          7.1 Termination by Licensor. In addition to other remedies available at law or equity, this Agreement may be terminated as set forth below by Licensor by written notice to Programmer if Licensor is not then in material default or breach hereof, upon the occurrence of any of the following:
               (a) subject to Section 8.12, this Agreement is declared invalid or illegal in whole or substantial part by an order or decree of an administrative agency or court of competent jurisdiction and such order or decree has become final and no longer subject to further administrative or judicial review;
               (b) Programmer is in material breach of its obligations hereunder and has failed to cure such breach within thirty (30) days of notice from Licensor;
               (c) after the first anniversary of the Effective Date and subject to Section 6, Licensor shall have the option to terminate this Agreement, provided Licensor pays Programmer an early termination fee equal to the lesser of (i) 5% of the aggregate purchase price of the Station pursuant to a definitive Transfer agreement and (ii) $1,000,000; and
               (d) there has been a material change in the Rules, that would cause this Agreement to be in violation thereof and such change is in effect and not the subject of an appeal or further administrative review and this Agreement cannot be amended, in a manner acceptable to Programmer and Licensor, to remove and/or eliminate the violation.
          7.2 Termination by Programmer. In addition to other remedies available at law or equity, this Agreement may be terminated as set forth below by Programmer by written notice to Licensor if Programmer is not then in material default or breach hereof, upon the occurrence of any of the following:
               (a) subject to Section 8.12, this Agreement is declared invalid or illegal in whole or substantial part by an order or decree of an administrative agency or court of competent jurisdiction and such order or decree has become final and no longer subject to further administrative or judicial review;
               (b) Licensor is in material breach of its obligations hereunder and has failed to cure such breach within thirty (30) days of notice from Programmer;
               (c) within 180 days after written notice to Licensor given at any time after the first anniversary of the Effective Date; and
               (d) there has been a material change in the Rules, that would cause this Agreement to be in violation thereof and such change is in effect and not the subject of an appeal or further administrative review and this Agreement cannot be reformed, in a manner acceptable to Programmer and Licensor, to remove and/or eliminate the violation.

          7.3 Force Majeure. Any failure or impairment of the Station’s facilities or any delay or interruption in the broadcast of the Programming, or failure at any time to furnish facilities, in whole or in part, for broadcasting, due to Acts of God, strikes, lockouts, material or labor restrictions by any governmental authority, civil riot, floods and any other cause not reasonably within the control of Licensor (collectively, “Force Majeure Events”), or for power reductions necessitated for maintenance of the Station or for maintenance of other Stations located on the tower from which the Station will be broadcasting, shall not constitute a breach of this Agreement and Licensor will not be liable to Programmer for reimbursement or reduction of the consideration owed to Licensor.
          7.4 Other Agreements. During the term of this Agreement, Licensor will not enter into any other time brokerage, program provision, local management or similar agreement with any third party.
SECTION 8. MISCELLANEOUS
          8.1 Right to Assign. Neither this Agreement nor any of the rights, interests or obligations of Licensor hereunder shall be assigned, encumbered, hypothecated or otherwise transferred without the prior written consent of Licensor, which may be withheld at Licensor’s absolute discretion.
          8.2 Call Letters. Upon request of Programmer and at Programmer’s expense and subject to the consent of the Licensor, Licensor may apply to the FCC for authority to change the call letters of the Station (with the consent of the FCC) to such call letters that Programmer shall reasonably designate. Licensor must coordinate with Programmer any proposed changes to the call letters of the Station before taking any action to change such letters.
          8.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Faxed copies of the Agreement and faxed signature pages shall be binding and effective as to all parties and may be used in lieu of the original Agreement, and, in particular, in lieu of original signatures, for any purpose whatsoever.
          8.4 Entire Agreement. This Agreement, and the schedules and attachments hereto, embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein.
          8.5 Amendment, Modification or Waiver. No amendment, modification or waiver of any provision of this Agreement shall be effective unless made in writing and signed by the parties hereto, and any such waiver shall be effective only in the specific instance and for the purpose for which such waiver was given.
          8.6 No Waiver; Remedies Cumulative. No failure or delay on the part of Licensor or Programmer in exercising any right or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties to this Agreement are cumulative and are not exclusive of any right or remedies which either may otherwise have.

          8.7 Taxes. Licensor and Programmer shall each pay its own ad valorem taxes, if any, which may be assessed on such party’s respective personal property for the periods that such items are owned by such party. Programmer shall pay all taxes, if any, to which the consideration specified in Section 1.6 herein is subject, provided that Licensor is responsible for payment of its own income taxes.
          8.8 Certification. Licensee, by the signature of its authorized representative to this Agreement, certifies that it maintains and it will continue to maintain ultimate control over the station’s facilities, including specifically ultimate control over the station’s finances, personnel and programming as provided herein. Programmer, by the signature of its authorized representative to this Agreement, certifies that the arrangement complies with the provisions of § 73.3555 of the Commission’s Rules, 47 C.F.R. § 73.3555.
          8.9 Attorneys’ Fees. In the event of any dispute between the parties to this Agreement, Licensor or Programmer, as the case may be, shall reimburse the prevailing party for its reasonable attorneys’ fees and other costs incurred in enforcing its rights or exercising its remedies under this Agreement. Such right of reimbursement shall be in addition to any other right or remedy that the prevailing party may have under this Agreement.
          8.10 Headings. The headings are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.
          8.11 Notices. All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing, (ii) delivered by personal delivery, or sent by commercial delivery service or certified mail, return receipt requested, (iii) deemed to have been given on the date telecopied with receipt confirmed, the date of personal delivery, or the date set forth in the records of the delivery service or on the return receipt, and (iv) addressed as follows:

To Programmer:	Mr. Raul Alarcon, Jr.
Spanish Broadcasting System, Inc.
2601 South Bayshore Drive, PHII
Coconut Grove, Florida 33133
Telephone: (305) 441-6901

Copy to:	Melanie Montenegro, Esq.
Spanish Broadcasting System, Inc.
2601 South Bayshore Drive, PHII
Coconut Grove, Florida 33133
Telephone: (305) 441-6901

To Licensor:	Mr. Raul Alarcon, Sr.
c/o South Broadcasting System, Inc.
2601 South Bayshore Drive, PHII
Coconut Grove, Florida 33133
Telephone: (305) 441-6901

Copy to:	Barry A. Friedman, Esq.
Thompson Hine, LLP
1920 N Street, N.W.
Suite 800
Washington, D.C. 20036
Telephone: (202) 331-8800
or to any such other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 8.11.
          8.12 Severability. If any provision of this Agreement or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law. In the event that the FCC alters or modifies its Rules in a fashion which would raise substantial and material question as to the validity of any provision of this Agreement, the parties hereto shall negotiate in good faith to revise any such provision of this Agreement with a view toward assuring compliance with all then existing Rules which may be applicable, while attempting to preserve, as closely as possible, the intent of the parties as embodied in the provision of this Agreement which is to be so modified.
          8.13 Governing Law. The obligations of Licensor and Programmer are subject to applicable federal, state and local law, rules and regulations, including, but not limited to, the Communications. The construction and performance of the Agreement will be governed by the laws of the State of Florida.
          8.14 Specific Performance. The parties recognize that in the event Licensor should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. In the event that Programmer is not itself in material default or breach of this Agreement, Programmer shall therefore be entitled to obtain specific performance of all terms of this Agreement. In the event of any action to enforce this Agreement, Licensor hereby waives the defense that there is an adequate remedy at law. Licensor shall also have the right to obtain specific performance of all the terms of this Agreement.
          8.15 Arbitration. Except as provided in Section 8.14, any dispute arising out of or related to this Agreement that Licensor and Programmer are unable to resolve by themselves shall be settled by arbitration in Florida by a panel of three arbitrators. Licensor and Programmer shall each designate one disinterested arbitrator and the two arbitrators designated shall select the third arbitrator. The persons selected as arbitrators need not be professional arbitrators, and persons such as lawyers, accountants and bankers shall be acceptable. Before undertaking to resolve a dispute, each arbitrator shall be duly sworn faithfully and fairly to hear and examine the matters in controversy and to make a just award according to the best of his or her understanding. The arbitration hearing shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association. The written decision of a majority of the arbitrators shall be final and binding on Licensor and Programmer. The costs and expenses of the arbitration proceeding shall be assessed between Licensor and Programmer in a manner to be decided by a majority of the arbitrators, and the assessment shall be set forth in the decision and award of the arbitrators. Judgment on the award, if it is not paid within thirty days, may be entered in any court having jurisdiction over the matter. No action at law or in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by Licensor or Programmer against the other except: (i) an action to compel arbitration pursuant to this Section; (ii) an action to enforce the award of the arbitration panel rendered in accordance with this Section; or (iii) a suit for specific performance pursuant to Section 8.14.
          8.16 No Joint Venture or Joint Venture. This Agreement is not intended to be and shall not be construed as a partnership or joint venture agreement between the parties. Except as otherwise specifically provided in this Agreement, no party to this Agreement shall be authorized to act as agent of or otherwise represent any other party to this Agreement.
          8.17 Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
[SIGNATURES ON PAGE IMMEDIATELY FOLLOWING]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

LICENSOR:	SOUTH BROADCASTING SYSTEM, INC.
	By:	/s/ Raúl Alarcón, Sr.
		Name:	Raul Alarcon, Sr.
		Title:	President

PROGRAMMER:	SPANISH BROADCASTING SYSTEM, INC.
	By:	/s/ Joseph A. García
		Name:	Joseph A. Garcia
		Title:	Chief Financial Officer